EXHIBIT 99.4

AMS Divests Utilities Practice to Wipro, Ltd.

Company Continues Repositioning for Growth

FAIRFAX, Va, November 11, 2002 — American Management Systems (NASDAQ: AMSY), a global business and IT consulting firm, announced today that it will sell its global utilities practice to Wipro, Ltd. (NYSE:WIT) of Bangalore, India for approximately $26 million. Upon close of the sale, the AMS utilities practice will become part of the Wipro global technology services division, which has operations across India, North America, Europe and Japan. The agreement includes the transfer of customer relationships and intellectual property, and Wipro will extend offers of employment to the utilities practice employees of AMS in the U.S. and Europe.

“This activity is part of AMS’s strategy to reposition for growth,” said AMS Chairman and CEO Alfred T. Mockett. “The divestiture allows us to exit a non-core business and adds to our capital base to focus on key areas of opportunity. AMS is moving steadily toward its objective to be the leading player in chosen market segments.”

Mockett added that this action takes place in the context of several initiatives implemented in the past year to aggressively transform the company to one driven by results, sales and customer satisfaction. Primary accomplishments have included the installation of a world-class executive management team; integration of cross-company horizontal services lines; appointment of a new risk management officer accountable to the CEO; strengthened financial position; and implementation of a customer-centric sales orientation with a sales force of more than 100 commission-based salespeople.

“Further, in pursuing our corporate strategy, we are pleased to have found an industry leader in Wipro for the global utilities practice that is committed to the business and supporting its future growth initiatives,” Mockett added.

According to Sudip Banerjee, President, Wipro Technologies Enterprise Solutions, “We are pleased to welcome the AMS global utilities practice’s team into the Wipro family. This acquisition enhances our ability to deliver end-to-end IT solutions for players in the energy and utilities space, bolstered by a global delivery model. The cultural fit for us is tremendous, as we share the same commitment to excellence in solution delivery and providing world class solutions.”

The transaction, which is scheduled to close at the end of the month, has been approved by the board of directors of both companies and is subject to customary legal approvals and closing conditions.

About AMS

AMS is a $1 billion global business and IT consulting firm whose customers have included 38 state and provincial governments, most federal agencies, and hundreds of companies in the Fortune 500. With deep industry experience and technical know-how in all levels of government and throughout the private sector, the company delivers results that measurably impact business performance and the relationship between an organization and its customers. Founded in 1970, AMS is headquartered in Fairfax, Va. with 47 offices worldwide. The company is traded on the NASDAQ under the symbol AMSY. For detailed information about AMS, visit www.ams.com.

About Wipro Limited

Wipro provides comprehensive IT solutions and services, including systems integration, information systems outsourcing, IT enabled services, package implementation, software application development and maintenance, and research and development services to corporations globally. Wipro Limited is the first P CMM Level 5 and SEI CMM Level 5 certified IT Services Company globally. In the Indian market, Wipro is a leader in providing IT solutions and services for the corporate segment in India offering system integration, network integration, software solutions and IT services. In the Asia Pacific and Middle East markets, Wipro provides IT solutions and services for global corporations. Wipro also has profitable presence in niche market segments in consumer products and lighting. Wipro ADS are listed on the New York Stock Exchange, and its equity shares are listed in India on the Stock Exchange – Mumbai, and the National Stock Exchange, among others.

This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “intends” and similar expressions are generally intended to identify forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks in project delivery and staffing, risk of revenues not being realized when expected, risk of increased competition in the markets, and the effects of economic uncertainty on client expenditures as well as other factors described in item 7 of AMS’s Annual Report on Form 10-K for the year ended 2001. The Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s (estimates or) views as of any subsequent date.

Contacts:

AMS
Anne Burt
(703) 267-8142
mobile (703) 362-9869
anne.burt@ams.com

Wipro, Ltd.
Sridhar Ramasbbu
(408) 557-4402